SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 30, 2013

ATLANTIC COAST FINANCIAL CORPORATION
(Exact name of Registrant as specified in its charter)

Maryland (State or Other Jurisdiction of Incorporation)	001-35072 (Commission File Number)	65-1310069 (I.R.S. Employer Identification No.)

10151 Deerwood Park Blvd., Building 200, Suite 100, Jacksonville, FL 32256
 (Address of principal executive offices)

(800) 342-2824
Registrant's telephone number, including area code

Not Applicable
(Former Name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events

On August 30, 2013, the Federal Reserve Bank of Atlanta notified Atlantic Coast Financial Corporation (the “Company”) that it did not have any objection to the appointments of Kevin G. Champagne and John J. Dolan as directors of the Company. Messrs. Champagne and Dolan began their service as directors of the Company effective August 30, 2013. Messrs. Champagne and Dolan were elected to the board of directors by stockholders at the Company’s annual meeting on August 16, 2013. As a result of the appointment of the two new directors, Messrs. Thomas F. Beeckler’s and Charles E. Martin’s service on the board has ended.

Stockholders also elected Mr. Dave Bhasin to the board of directors of the Company at the annual meeting on August 16, 2013. The Federal Reserve Bank of Atlanta has not completed its review of Mr. Bhasin and his appointment as a director remains subject to the Federal Reserve Bank of Atlanta’s non-objection.

Also on August 30, 2013, the board of directors of the Company appointed Messrs. Champagne and Dolan to the Audit Committee naming Mr. Dolan as Chairman and designating Mr. Champagne as the Audit Committee Financial Expert. As a result of the appointment of an Audit Committee Financial Expert, the Company has regained compliance with Nasdaq Rule 5605(c)(2)(A) regarding the composition of its Audit Committee.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ATLANTIC COAST FINANCIAL CORPORATION

Date: September 6, 2013	By: /s/ Thomas B. Wagers, Sr.
Thomas B. Wagers, Sr.
Interim President and Chief Executive Officer
(Duly Authorized Representative)